UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AQUILA FUNDS TRUST

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aquila Funds Trust Update:

Shareholder Meeting Adjourned to August 1, 2024

As previously communicated, a definitive agreement has been reached between Aquila Investment Management LLC (“Aquila”) and Cantor Fitzgerald Investment Advisors, LP ("Cantor") to sell assets used in its investment advisory business relating to the Aquila Funds Trust (the "Funds" or each a "Fund") (the "transaction"). Under the terms of the agreement, subject to Fund shareholder approval, each Fund is expected to be reorganized into a newly created series of Cantor Select Portfolios Trust (each a "Reorganization" or collectively, the "Reorganizations"), and subsequently will be advised by Cantor and subadvised by Smith Group Asset Management, LLC.

Please be advised that the Special Meeting of Shareholders to vote on the proposed Reorganizations were adjourned and the new meeting date is August 1, 2024. If the proposed Reorganization for each Fund is approved at the Funds’ Shareholder Meeting, the Reorganizations are expected to be completed at the close of business on or about August 9, 2024.

At the Shareholder Meetings, shareholders are being asked to approve an Agreement and Plan of Reorganization relating to their respective Aquila Fund. The proposed Reorganizations are listed below:

Acquired Aquila Funds	Acquiring Cantor Funds
Aquila High Income Fund	Cantor Fitzgerald High Income Fund
Aquila Opportunity Growth Fund	Cantor Fitzgerald Equity Opportunity Fund

Important Information Concerning the Reorganizations and Shareholder Meetings

•	Shareholders who owned shares of an Aquila Fund as of April 15, 2024 are entitled to vote at their Fund’s Shareholder Meeting.
•	Fund shareholders were sent a Proxy Statement/Prospectus and proxy card relating to the Reorganization of their Fund. Shareholders can vote their shares by phone, internet or mail.
•	The Funds are currently conducting follow-up mailings in connection with the solicitation of shareholder votes. Certain shareholders may receive phone call(s) and/or additional mailing(s) if their shares are not yet voted.
•	If shareholders approve the Reorganizations and all other conditions are satisfied or waived, shareholders of the applicable Aquila Fund will become shareholders of the corresponding Acquiring Cantor Fund, and receive shares of a class of the Acquiring Cantor Fund equal in net asset value to the shares of the Aquila Fund that the shareholders held on the closing day of the Reorganization of their Fund.
•	If the necessary voting results are not reached by the date of the Shareholder Meeting, the meeting will be adjourned and rescheduled.
•	The Board of Trustees of Aquila Funds Trust (the “Board”) believes that each Reorganization is in the best interests of Fund shareholders and recommends shareholders vote “FOR” the Reorganization.
•	Neither the Aquila Funds nor their shareholders are expected to recognize any gain or loss for U.S. federal income tax purposes as a direct result of the Reorganizations.

Your Clients’ Votes are Needed

Shareholders were sent a Proxy Statement/Prospectus and asked to cast their vote promptly. They may vote by touch-tone telephone, by following the instructions on the proxy card for voting via the internet or by completing, signing and returning the proxy card provided by mail.

It is very important for your clients to vote on the proposed Reorganizations for their respective Fund regardless of the number of shares they own. Please encourage your clients to exercise their right to vote.

We hope this information is helpful, and we will continue to keep you apprised of further developments. As always, please contact your Aquila Regional Sales Manager, or call Aquila’s Sales Desk at 800-437-1020, if you have any questions or require additional information.

For financial professional use only. Not for use with the public.

To receive a free copy of a Proxy Statement/Prospectus relating to a Reorganization, please call Cantor Fitzgerald Asset Management toll-free at (855) 9-CANTOR. This communication is qualified in its entirety by reference to the Proxy Statement/Prospectus and supersedes any prior document.

The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus is also be available for free on the SEC’s website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve a Reorganization.

Mutual fund investing involves risk; loss of principal is possible. Investment risks include, but are not limited to, potential loss of value, market risk, financial risk, interest rate and credit rate risk, and investments in highly-leveraged companies, lower-quality debt securities, foreign markets and foreign currencies. High-yield bonds are subject to greater credit risk, default risk, and liquidity risk.

Before investing in any mutual fund offered by Aquila Group of Funds, carefully read about and consider the investment objectives, risks, charges, expenses, and other information found in the fund's prospectus. The prospectus is available when you visit www.aquilafunds.com and by calling 800-437-1020.

Aquila Distributors LLC
800-437-1020
www.aquilafunds.com

AQL-AFT-SME-072024

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